Exhibit 10.3

EMPLOYMENT AGREEMENT

AGREEMENT dated May 28, 2008, by and between NUCO2 INC., a Florida corporation having its principal executive office at 2800 SE Market Place, Stuart, Florida 34997 (hereinafter referred to as the “Corporation”), and WILLIAM SCOTT WADE, currently residing at 9 East High Point, Stuart, Florida 34996 (hereinafter referred to as the “Executive”).

W I T N E S S E T H:

WHEREAS, the Corporation desires to employ the Executive and the Executive desires to be employed by the Corporation upon the terms and subject to the conditions hereinafter set forth,

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, it is agreed as follows:

ARTICLE 1 - EMPLOYMENT TERMS AND DUTIES

1.1                                 The Corporation hereby agrees to employ the Executive and the Executive agrees to provide services for the Corporation as its Chief Operating Officer.  The Executive shall serve as and perform the duties of Chief Operating Officer of the Corporation during the Term (defined hereinafter) of this Agreement.

1.2                                 The Executive agrees to devote his full business time during regular business hours to working for the Corporation and performing such duties as shall from time to time be assigned to him by the Board of Directors of the Corporation (“Board”) or the Chief Executive Officer of the Corporation consistent with his position as Chief Operating Officer.  During the

Term of his employment hereunder, the Executive shall have no interest in, or perform any services during regular business hours for any other company, whether or not such company is competitive with the Corporation, except that this prohibition shall not be deemed to apply to passive investments in businesses not competitive with the business of the Corporation or to investments of 5% or less of the outstanding stock of public companies whose stock is traded on a national securities exchange or in the over-the-counter market.  For purposes of this Paragraph 1.2, a “passive investment” shall be deemed to mean investment in a business which does not require or result in the participation of the Executive in the management or operations of such business except during times other than regular business hours and which does not interfere with his duties and responsibilities to the Corporation.  Nothing contained herein shall limit the right of the Executive to make speeches, write articles or participate in public debate and discussions in and by means of any medium of communication or serve as a director or trustee of any non-competing corporation or organization, provided that such activities are not inconsistent with the Executive’s obligations hereunder.

1.3                                 Consistent with the Executive’s aforesaid duties the Executive shall, at all times during the Term hereof, be subject to the supervision and direction of the Board and the Chief Executive Officer with respect to his duties, responsibilities and the exercise of his powers.

1.4                                 The services of the Executive hereunder shall be rendered primarily at the Corporation’s principal executive office currently in Stuart, Florida; provided, however, that the Executive shall make such trips outside of Stuart, Florida as shall be reasonably necessary in connection with the Executive’s duties hereunder.

1.5                                 The term of the Executive’s employment hereunder shall commence upon the date of this Agreement and such employment shall continue, except as otherwise provided herein, through May 28, 2013 (the “Term”).

ARTICLE 2 - COMPENSATION

2.1                                 The Corporation shall pay to the Executive during the Term of his employment by the Corporation and the Executive shall accept as his entire compensation for his services hereunder:

(a)                                  A base salary (“Base Salary”) at the rate of $309,310 per annum, payable in accordance with the Corporation’s regular payment schedule for its employees.  The Base Salary will be reviewed annually and may be increased from time to time by the Board or Chief Executive Officer of the Corporation.

(b)                                 During the Term of this Agreement and subject to the provisions hereof, the Executive shall be entitled, commencing with respect to fiscal year ending June 30, 2008 (and on each June 30 thereafter during the Term of this Agreement), to an annual cash bonus based upon the relative performance of the Corporation and the Executive for the applicable fiscal year, the amount of which will be determined in good faith by the Chief Executive Officer, in his sole discretion, and approved by the Board.  The Corporation achieving its projected EBITDA and/or other operating and financial criteria as projected in the Corporation’s business plan established by the Board for the applicable fiscal year shall be the major considerations in determining the amount of the annual bonus.  The annual cash bonus will have a target of fifty percent (50%) of Base Salary (the “Target Cash Bonus”) based on the full achievement of its projected EBITDA and other operating and financial criteria as projected in the Corporation’s business plan approved by the Board and the Executive meeting individual achievement goals recommended by the Executive and approved by the Chief Executive Officer.  Any Target Cash Bonus earned shall be paid no later than sixty (60) days following the end of the applicable fiscal year.

(c)                                  The Corporation will reimburse the Executive for his necessary and reasonable out-of-pocket expenses incurred in the course of his employment and in connection with his duties hereunder.

(d)                                 The Corporation will provide the Executive with medical insurance coverage under the Corporation’s group medical insurance policy and the Executive shall be entitled to participate in all other health, welfare, retirement, disability, and other benefit plans, if any, available to employees and senior executives of the Corporation (collectively, the “Benefit Plans”).

(e)                                  The Executive shall be entitled to paid vacation and/or sick days during each twelve (12) month period during the Term of this Agreement of the same duration as provided to other executive officers of the Corporation, but in no event shall he receive less than four (4) weeks paid vacation per year.

(f)                                    The Executive shall receive $650 per month to cover the costs of the Executive’s automobile lease and other incidentals plus a gross up for any income taxes incurred in connection therewith.

(g)                                 On the date of this Agreement, NUCO2 Parent Inc., a Delaware corporation (“Parent”) shall award to the Executive an option to purchase 1,920 shares of Parent common stock under the Parent’s 2008 Stock Incentive Plan, in accordance with the terms of a stock option agreement dated of even date herewith (“Option”).

ARTICLE 3 - TERMINATION

3.1                                 Except as otherwise provided herein, the Term of the employment of the Executive shall terminate:

(a)                                  automatically upon the death of the Executive or voluntary termination of employment by the Executive other than for Good Reason (as such term is defined in Paragraph 5.3 below);

(b)                                 at the option of the Corporation, upon written notice thereof to the Executive, in the event that the Executive shall become permanently incapacitated (as hereinafter defined);

(c)                                  at the option of the Corporation, upon thirty (30) days’ prior written notice thereof to the Executive specifying the basis thereof, in the event that the Executive (i) engages in any criminal conduct constituting a felony and criminal charges are brought against the Executive by a governmental authority, (ii) knowingly and willfully fails or refuses to perform his duties and responsibilities in a manner consistent with his position and other officers of similar position in the Corporation to the reasonable satisfaction of the Board of Directors of the Corporation, or (iii) knowingly and willfully engages in activities which would constitute a material breach of any term of this Agreement, or any applicable policies, rules or regulations of the Corporation or results in a material injury to the business condition, financial or otherwise, results of operation or prospects of the Corporation, as determined in good faith by the Board of

Directors of the Corporation, and such activity is not cured by the Executive within the thirty (30) day notice period provided to the Executive.  For purposes of this Agreement, termination pursuant to this Paragraph 3.1(c) shall be deemed a termination “for cause”.

For purposes of this Agreement, the Executive shall be deemed permanently incapacitated in the event that the Executive shall, by reason of his physical or mental disability, fail to substantially perform his usual and regular duties for the Corporation for a consecutive period of four (4) months or for six (6) months in the aggregate in any eighteen (18) month period; provided, however, that the Executive shall not be deemed permanently incapacitated unless and until a physician, duly licensed to practice medicine and reasonably acceptable to the Corporation and the Executive, shall certify in writing to the Corporation that the nature of the Executive’s disability is such that it will continue as a substantial impediment to the Executive’s ability to substantially perform his duties hereunder.

(d)                                 At the option of the Corporation without Cause within its sole and complete discretion upon thirty (30) days’ prior written notice.

(e)                                  At the option of the Executive, for Good Reason (as defined in Paragraph 5.3), upon thirty (30) days’ prior written notice.

3.2                                 Notwithstanding anything to the contrary contained herein:

(a)                                  In the event that the Executive shall die during the Term of this Agreement, the Corporation shall, in lieu of any other compensation payable hereunder, pay to the beneficiaries theretofore designated in writing by the Executive (or to the Executive’s estate if no such beneficiaries shall have been designated), a sum equal to one hundred percent (100%) of the compensation payable to the Executive during the twelve (12) month period immediately preceding the Executive’s death, payable in twelve (12) equal monthly installments, without interest, commencing one month following such death.  To the extent that the Corporation receives the proceeds on any life insurance on the life of the Executive (as provided in Paragraph 3.2(d)) such proceeds shall be paid, promptly after receipt (but no later than thirty (30) days after the Corporation has received such proceeds), to the beneficiaries theretofore designated in writing by the Executive (or the Executive’s estate if no such beneficiaries shall have been designated) to fund the obligations under this Paragraph 3.2(a) and shall reduce such obligations on a dollar for dollar basis.  The balance, if any, due to the beneficiaries theretofore designated in writing by the Executive (or the Executive’s estate if no such beneficiaries shall have been designated) under this Paragraph 3.2(a) shall thereafter be paid in twelve (12) equal monthly installments, without interest, commencing one month following the Executive’s death.

(b)                                 In the event that the employment of the Executive shall be terminated by reason of the Executive becoming permanently incapacitated, then, as additional consideration for his past services to the Corporation, he shall receive one hundred percent (100%) of his then current annual Base Salary, in equal monthly installments, without interest, for a period of twelve (12) months from the date of such termination.  Such payments shall be in addition to all income disability benefits, if any, which the Executive may receive from policies provided by or through the Corporation, including state-required short term disability.

(c)                                  In the event of a termination of the Executive’s employment for Cause or voluntarily by the Executive other than for Good Reason, the Executive shall not be entitled to (i) any payments other than such compensation as shall have been earned by him prior to the date of such termination and not paid as of the date of such termination, or (ii) any bonus pursuant to Paragraph 2.1(b).

(d)                                 In the event that the Corporation shall desire to fund the death benefits payable under Paragraph 3.2(a) above with a policy or policies of insurance on the life of the Executive or the disability benefits payable under Paragraph 3.2(b) above with a disability policy, the Executive shall cooperate with the Corporation in obtaining such insurance policy(ies) and shall submit to such medical examinations and execute such documents as may be required in connection with the obtaining of such insurance.

(e)                                  In the event the Executive’s employment is terminated at the discretion of the Corporation without Cause pursuant to Paragraph 3.1(d), or the Executive terminates his employment under Paragraph 3.1(e) for Good Reason, at any time other than during the two-year period following a Change in Control, he will be paid (i) in consideration for the non-compete provisions set forth in Paragraph 4.2, one (1) year’s current Base Salary in equal quarterly installments during the one (1) year following the termination of employment and (ii) a pro rata portion of the Target Cash Bonus he would have received during the year of termination had the Executive not been terminated based on the number of whole or partial months in which the Executive had been employed during the fiscal year that the Executive was terminated payable if and when similar performance bonuses are paid to the other executive officers of the Corporation in respect of the Corporation’s performance for such fiscal year.

(f)                                    In the event of any termination of the Executive’s employment pursuant to this Article 3, excepting a termination by the Corporation for Cause and a termination by the Executive not for Good Reason, the Executive and/or his dependents and beneficiaries shall continue to participate during the applicable period of salary continuation in all medical insurance and related benefits provided by the Corporation on the same basis as prior to the date of his termination.  In connection with any termination of the Executive’s employment pursuant to this Article 3, the Executive shall receive (i) his unpaid Base Salary accrued through the date of termination; (ii) his unused vacation accrued through the date of termination; (iii) all of his accrued and vested benefits due under all employee benefit plans in which the Executive is participating; (iv) other than in connection with a termination for Cause, any earned and unpaid Target Cash Bonus and long-term cash incentive for the previous completed fiscal year and long-term incentive cycle; and (v) all unreimbursed business expenses incurred through the date of termination and otherwise qualifying under applicable Corporation policy.

(g)                                 Upon the termination of the Executive’s employment, the consequences of such termination upon the Executive’s Option shall be governed by the terms of the Option.

ARTICLE 4 — RESTRICTIVE COVENANTS

4.1                                 Confidential Information.  The Executive acknowledges that, because of his duties and his position of trust under this Agreement, he will become familiar with trade secrets and other confidential information (including, but not limited to, operating methods and procedures, secret lists of actual and potential sources of supply, customers and employees, costs, profits, markets, sales and plans for future developments) which are valuable assets and property rights of the Corporation and not publicly known and Executive acknowledges that public disclosure of such trade secrets and other confidential information will have an adverse effect on the Corporation and its business.  Except in connection with the performance of his duties for the Corporation, the Executive agrees that he will not, during or at any time after the Term of this Agreement, either directly or indirectly, disclose to any person, entity, firm or corporation such trade secrets or other confidential information, including, but not limited to, any facts concerning the systems, methods, secret lists, procedures or plans developed or used by the Corporation, and not to release, use, or disclose the same except with the prior written consent of the Corporation.  The Executive agrees to retain all such trade secrets and other confidential information in a fiduciary capacity for the sole benefit of the Corporation, its successors and assigns.  All records, files, memorandums, reports, price lists, customer lists, secret lists, documents, equipment, systems, methods, procedures and plans, and the like, relating to the business of the Corporation, which the Executive shall use or prepare or come into contact with, shall remain the sole property of the Corporation.  Upon termination of his employment by the Corporation or at any time that the Corporation may so request, the Executive will surrender to the Corporation all non-public papers, notes, reports, plans and other documents (and all copies thereof) relating to the business of the Corporation which he may then possess or have under his control.

4.2                                 Non-Compete.  The Executive acknowledges that (i) the services to be performed by him under this Agreement are of a special, unique, extraordinary and intellectual character; (ii) the Executive possesses substantial technical and managerial expertise and skill with respect to the Corporation’s business; (iii) the Corporation’s business is national in scope and its products and services are marketed throughout the nation; (iv) the Corporation competes with other businesses that are or could be located in any part of the nation; (v) the covenants and obligations of Executive under this Paragraph 4.2 are material inducement and condition to the Corporation’s entering into this Agreement and performing its obligations hereunder; and (vi) the provisions of this Paragraph 4.2 are reasonable and necessary to protect the Corporation’s business.

In consideration of the acknowledgments by the Executive above, and in consideration of the compensation and benefits (including the payments described in Paragraphs 3.2(e) and

5.1(b)) to be paid or provided to the Executive by the Corporation, the Executive covenants that he will not, during the Term and for a period of two (2) years following the expiration or earlier termination of this Agreement, without the prior written consent of the Corporation, directly or indirectly:

(a)                                  knowingly solicit any business, in the same product or business line or one that is closely related to that in which the Executive was engaged during his employment, for or from, or become associated with, as principal, agent, employee, consultant, or in any other capacity, any person who, or entity which, at the time of, or during the twelve (12) months immediately preceding such expiration or termination was in direct competition with the Corporation; or

(b)                                 become a principal, agent, employee, consultant, or otherwise become associated with any person or entity which is engaged in direct or indirect competition (i.e., doing indirectly through others what the Executive could not do directly) with the Corporation.

4.3                                 Enforcement.  The Executive acknowledges that the services provided by him pursuant to this Agreement are of a unique nature and of extraordinary value and of such a character that a material breach of the provisions of either Paragraph 4.1 or 4.2 of this Agreement by the Executive will result in irreparable damage and injury to the Corporation for which the Corporation will not have any adequate remedy at law.  Therefore, in the event that the Executive commits or threatens to commit any such breach, the Corporation will have (a) the right and remedy to have the provisions of Paragraphs 4.1 and 4.2 of this Agreement specifically enforced by any court having equity jurisdiction, it being agreed that in any proceeding for an injunction, and upon any motion for a temporary or permanent injunction, the

Executive’s ability to answer in damages shall not be a bar or interposed as a defense to the granting of such injunction and (b) the right and remedy to require the Executive to account for and to pay over to the Corporation all compensation, profits, monies, accruals, increments and other benefits (hereinafter referred to collectively as the “Benefits”) derived or received by him as a result of any transactions constituting a breach of any of the provisions of Paragraphs 4.1 and 4.2 of this Agreement, and the Executive hereby agrees to account for and pay over such Benefits to the Corporation.  Each of the rights and remedies enumerated in (a) and (b) above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or in equity.

If any covenant in this Article 4 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time, or geographic area, or all of them, as the court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.  The undertakings of Article 4 shall survive the termination or cancellation of the Agreement or of the Executive’s termination.

ARTICLE 5 - CHANGE OF CONTROL

5.1                                 Compensation.  If prior to the expiration of the Term of this Agreement, there is a Change of Control (defined in Paragraph 5.2 below) and thereafter, within two (2) years of the Change in Control, the Corporation shall terminate the Executive’s employment other than for Cause or the Executive shall resign his employment for Good Reason, the Executive shall be entitled to the following compensation (which compensation shall be in lieu of, and not in addition to, benefits otherwise payable under Paragraph 3.2):

(a)                                  Continuation of all benefits, including without limitation medical, dental and life insurance for one and one-half (1 1/2) years following the date of termination, or until the date on which the Executive first becomes eligible for insurance coverage of a similar nature provided by a firm that employs him following termination of employment by the Corporation, whichever occurs first.

(b)                                 A lump sum payment of an amount equal to the greater of (i) one and one-half (1 1/2) times the sum of (y) the Executive’s then current annual Base Salary plus (z) the Executive’s Target Cash Bonus for the then current year (such Target Cash Bonus calculated as if the targets had been met in the event the Target Cash Bonus cannot be calculated as of the date of the termination of the Executive’s employment) and (ii) six hundred ninety-five thousand nine hundred forty-eight dollars ($695,948), to be paid within sixty (60) days of termination of employment (except as provided in Paragraph 6.8); provided such amount shall be paid in equal quarterly installments over such period as is provided in Paragraph 3.2(e) if the Change in Control is not also a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation (within the meaning of Section 409A(b)(2)(v) of the Code (as defined at Paragraph 5.2(b)) and the Treasury regulations thereunder).  The parties agree that the amount of $618,620 payable pursuant to this Paragraph 5.1(b) shall be treated as paid in consideration for the non-compete provisions set forth in Paragraph 4.2 and shall be subject to the enforcement provisions set forth in Paragraph 4.3, and the balance shall be treated as severance.

5.2                                 Change of Control.

(a)                                  For the purposes of this Agreement, a Change of Control means the occurrence, during any twelve (12) month period, of: (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all (50% or more) of the assets of the Corporation to any person or entity or group of persons or entities acting in concert as a partnership or other group (a “Group of Persons”), (ii) the merger, consolidation or other business combination of the Corporation with or into another corporation with the effect that the shareholders of the Corporation, as the case may be, immediately following the merger, consolidation or other business combination, hold 50% or less of the combined voting power of the then outstanding securities of the surviving corporation of such merger, consolidation or other business combination ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors, (iii) the replacement of a majority of the Corporation’s Board of Directors in any given year as compared to the directors who constituted the Corporation’s Board of Directors at the beginning of such year, and such replacement shall not have been approved by the Corporation’s Board of Directors, as the case may be, as constituted at the beginning of such year, or (iv) a person or Group of Persons shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Corporation representing 50% or more of the combined voting power of the then outstanding securities of such corporation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

(b)                                 If, by reason of, or in connection with, any transaction that occurs at any time after the date of this Agreement, the Executive would be subject to the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”), but the imposition of such tax could be avoided by approval of shareholders described in Section 280G(b)(5)(B) of the Code, then the Executive may cause the Corporation to seek such approval, in which case the Corporation shall use its commercially reasonable efforts to cause such approval to be obtained and the Executive shall cooperate and execute such waivers as may be necessary so that such approval avoids imposition of any excise tax under Section 4999.  If the Executive fails to cause the Corporation to seek such approval, Subparagraph (i) below shall not apply and the Executive shall not be entitled to any gross-up payment for any resulting tax under Section 4999.  If such approval, even if sought and obtained, would not qualify for exemption, under Section 280G(b)(5)(A)(ii) of the Code, from the excise tax imposed under Section 4999, then the following provisions shall apply without any precedent obligation of the Executive to seek such approval:

(i)                                     Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit or distribution (including an acceleration of vesting, a lapse of restrictions on amounts otherwise subject to vesting, or a combination thereof) by the Corporation, any of its affiliates, or one or more trusts established by the Corporation for the benefit of its employees, to or for the benefit of the Executive (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, all Federal, state and local income and employment taxes (and any interest and penalties imposed with respect thereon) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.  Notwithstanding the foregoing provisions of this Paragraph 5.2(b)(i), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the payments, benefits and distributions resulting in the imposition of the Excise Tax do not exceed 110% of the greatest amount that could be paid to the Executive without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the payments or distributions, in the aggregate, are reduced to the Safe Harbor Amount.

(ii)                                  Subject to the provisions of part (iii) of this Paragraph 5.2(b), all determinations required to be made under this Paragraph 5.2(b), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by one of the major internationally recognized certified public accounting firms (commonly referred to, as of the date hereof, as a Big Four firm) designated by the Executive and approved by the Corporation (which approval shall not be unreasonably withheld) (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Corporation and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Corporation.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group affecting the change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation (within the meaning of Section 280G(b)(2)(A)(i) of the Code), the Executive shall designate another Big Four accounting firm (subject to the approval of the Corporation, which approval shall not be unreasonably withheld) to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Corporation.  Any Gross-Up Payment, as determined pursuant to this Paragraph 5.2(b), shall be paid by the Corporation to the Executive within five (5) days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive, except as provided in this part (ii) below and in parts (iii) and (iv) of this Paragraph 5.2(b).  As a result of the uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (“Underpayment”) consistent with the calculations required to be made hereunder.  In the event that the Corporation exhausts its remedies pursuant to part (iii) of this Paragraph 5.2(b) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.

(iii)                               The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A)                              give the Corporation any information reasonably requested by the Corporation relating to such claim,

(B)                                take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

(C)                                cooperate with the Corporation in good faith in order to effectively contest such claim, and

(D)                               permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this part (iii) of this Paragraph 5.2(b), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)                              If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to part (iii) of this Paragraph 5.2(b), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly take all necessary action to obtain such refund and (subject to the Corporation’s complying with the requirements of part (iii) of this Paragraph 5.2(b)) upon receipt of such refund shall promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If after the receipt by the Executive of an amount advanced by the Corporation pursuant to part (iii) of this Paragraph 5.2(b), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5.3                                 Good Reason.  The Executive shall have Good Reason for terminating his employment with the Corporation under this Agreement, whether occurring prior to, or upon or after, the occurrence of a Change of Control, if one or more of the following events (each, an “Event”) occurs:

(a)                                  an involuntary change in the Executive’s status or position with the Corporation which constitutes a demotion from the Executive’s then current status or position and a material change in the nature or scope of powers, authority or duties inherent in such position;

(b)                                 a reduction by the Corporation in the Executive’s compensation;

(c)                                  any action or inaction by the Corporation that would adversely affect the Executive’s continued participation in any Benefit Plan on at least as favorable basis as was the case at the time of such action or inaction, or that would materially reduce the Executive’s benefits in the future under the Benefit Plan or deprive him of any material benefits that he then enjoyed, except to the extent that such action or inaction by the Corporation (i) is also taken or not taken, as the case may be, in respect of all employees generally; (ii) is required by the terms of any Benefit Plan as in effect immediately before such action or inaction; or (iii) is necessary to comply with applicable law or to preserve the qualification of any Benefit Plan under Section 401(a) of the Code;

(d)                                 a material change in the principal work location;

(e)                                  the failure of the Corporation, its successor or any Group of Persons acquiring substantially all of the assets of the Corporation to assume any and all terms of this Agreement; or

(f)                                    a material breach of this Agreement by the Corporation, its successor or any Group of Persons acquiring substantially all of the assets of the Corporation.

Notwithstanding the foregoing, the Executive shall not have Good Reason unless he has, within ninety (90) days of the Event, notified the Corporation of the Event in the manner set forth in Paragraph 6.5 and the Event remains uncured for a period of thirty (30) days after the Executive provides notice of the Event.

5.4                                 Arbitration.  In the event that the Executive reasonably believes that he has Good Reason to terminate his employment in reliance upon Paragraph 5.3 hereof, and if the Corporation disagrees with the Executive’s belief that he has Good Reason to terminate his employment in reliance upon Paragraph 5.3 hereof, such unresolved dispute or controversy arising thereunder or in connection therewith shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect.  The arbitration shall take place in Martin County, Florida before a panel of three arbitrators who shall be mutually agreed upon by the Corporation and the Executive.  The exclusive question for the arbitrators shall be whether or not Good Reason for the termination exists.  The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party.  A decision by a majority of the arbitration panel shall be final and binding on whether “Good Reason” exists.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The direct expense of any arbitration proceeding shall be borne by the Corporation.  Each party shall bear its own counsel’s fees and expenses.

5.5                                 Except as provided in Paragraph 5.2(b), upon the occurrence of a Change in Control, the consequences of such Change in Control upon the Executive’s Option shall be governed by the terms of the Option.

ARTICLE 6 - MISCELLANEOUS

6.1                                 Severability.  In the event that any provision, or any portion of any provision, of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement, and the remaining portion of any provision found void or unenforceable in part only, shall continue in full force and effect.

6.2                                 Representations and Warranties by the Executive.  The Executive represents and warrants that he has made no commitment of any kind whatsoever inconsistent with the provisions of this Agreement and that he is under no disability of any kind to enter into this Agreement and to perform all of his obligations hereunder.

6.3                                 Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and permitted assigns.  This Agreement being personal to the Executive, cannot be assigned by him.  This Agreement may be assigned by the Corporation in the event and in connection with a merger, consolidation or sale of all or substantially all of the assets of the Corporation provided that the assignee agrees in writing to assume all of the obligations of the Corporation under this Agreement and such assignment shall not relieve the Corporation of its obligations hereunder.  Prompt written notice of such assignment shall be provided by the Corporation to the Executive.

6.4                                 Jurisdictional Consent.  Except as specifically set forth herein, any dispute or controversy between the parties relating to or arising out of this Agreement or any amendment or modification hereof shall be determined by the Circuit Court, County of Martin, State of Florida.  The service of any notice, process, motion or other document in connection with an action under this Agreement, may be effectuated by either personal service upon a party or by certified mail directly addressed to him at his address set forth on Page 1 hereof.

6.5                                 Notices.  Any notice or communication required or permitted to be given hereunder shall be deemed duly given if delivered personally or sent by registered or certified mail, return receipt requested, to the address of the intended recipient as herein set forth or to such other address as a party may theretofore have specified in writing to the other.  Any notice or communication intended for the Corporation shall be addressed to the attention of its Board of Directors.

6.6                                 Waiver.  A waiver of any breach or violation of any term, provision, agreement, covenant, or condition herein contained shall not be deemed to be a continuing waiver or a waiver of any future or past breach or violation.

6.7                                 Entire Agreement/Governing Law.  This Agreement constitutes the entire agreement and understanding between the Corporation and the Executive relating to the latter’s employment, supersedes any prior agreement between the parties relating to such matter, shall be governed by and construed in accordance with the laws of the State of Florida and may not be changed, terminated or discharged orally.

6.8                                 Section 409A.  It is the intention of the parties hereto that this Agreement comply strictly with the provisions of Section 409A of the Code, and Treasury Regulations and other Internal Revenue Service guidance (the “Section 409A Rules”).  Accordingly, this Agreement, including, but not limited to, any provision relating to severance payments, Change in Control payments or the terms of any grants of stock options hereunder, including, but not limited to, the timing of payments, may be amended from time to time with the consent of the Executive as may be necessary or appropriate to comply with, and to avoid adverse tax consequences under the Section 409A Rules.  The Executive agrees that no payment will be made to him until such time as the payment may be made without the imposition of the 20% excise tax imposed by Section 409A of the Code by virtue of Section 409A(a)(2)(B)(i) of the Code (which, if applicable, generally provides that no payment, other than certain severance payments, may be made to a key employee of a public company prior to the date that is six months following separation from service within the meaning of Section 409A of the Code).

6.9                                 Indemnification.  The Corporation and the Executive have entered into a directors and officers indemnification agreement dated of even date herewith.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

NUCO2 INC.

By:	/s/ Eric M. Wechsler
Name:	Eric M. Wechsler
Title:	General Counsel and Secretary

/s/ William Scott Wade
WILLIAM SCOTT WADE